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                                                                     Exhibit 4.2


                   CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                          OPTIONAL AND OTHER RIGHTS OF
               COMMON STOCK EQUIVALENT CONVERTIBLE PREFERRED STOCK
                                       OF
                                 METROCALL, INC.

                  Metrocall, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, at a meeting duly held on January 17, 1997, adopted the following resolution:

                  WHEREAS, the Board of Directors of the Corporation is authorized by the Amended and Restated Certificate of Incorporation to issue up to 1,000,000 shares of preferred stock in one or more classes or series and, in connection with the creation of any class or series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the class or series and the qualifications, limitations or restrictions thereof; and

                  WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms and provisions of a series of preferred stock and the number of shares constituting the series;

                  NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Annex B attached to this resolution.



                                          -------------------------------------
                                          Shirley B. White
                                          Assistant Secretary

ATTEST:

--------------------------
Vincent D. Kelly
Chief Financial Officer


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                                                                         ANNEX B

               COMMON STOCK EQUIVALENT CONVERTIBLE PREFERRED STOCK

                  The powers, designations, preferences and relative, participating, optional or other rights of the Common Stock Equivalent Convertible Preferred Stock of Metrocall, Inc. (the "Corporation") are as follows:


         1.       DESIGNATION AND AMOUNT.

                  This series of preferred stock shall be designated as "Common Stock Equivalent Convertible Preferred Stock." The number of authorized shares constituting this series shall be 4,000 shares. The Common Stock Equivalent Convertible Preferred Stock will be issued in fractional shares equal to .001 share of preferred stock (each such fractional share, a "CSE").

         2.       DIVIDENDS.

                  Holders of the CSEs shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), a dividend per CSE equal to any dividend declared and paid with respect to a share of Common Stock of the Corporation, $.01 par value ("Common Stock"). No dividends shall be declared or paid or set apart for payment on any Common Stock unless dividends required by the previous sentence have been or contemporaneously are declared and paid with respect to the CSEs.

         3.       LIQUIDATION PREFERENCE.

                  In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the CSEs will be entitled to share equally with the holders of Common Stock in the assets and funds of the Corporation available for distibution after payments in respect of any classes of capital stock of the Corporation entitled to payment upon liquidation in preference to the Common Stock. Any assets or funds available for distribution pursuant to the foregoing sentence shall be distributed ratably in proportion to the number of CSEs or shares of Common Stock owned by any holder of CSEs and/or Common Stock.

         4.       VOTING RIGHTS.

                  The CSEs will have no voting rights, except for the following or as otherwise provided by law:

                  (a) Each CSE shall have one vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, and the CSEs and the shares of Common Stock (and any other

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shares of capital stock of the Corporation at the time entitled thereto) shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

                  (b) So long as the CSEs are outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the then-outstanding CSEs, voting as a single class, amend, repeal, modify or supplement this Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Common Stock Equivalent Convertible Preferred Stock ("Certificate of Designation").


         5.       CONVERSION

                  (a) Automatic Conversion. (i) Subject to and upon the approval by the stockholders of the Corporation of an amendment to the Corporation's Amended and Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock such that, after reservation of shares for conversion under any other series of Preferred Stock of the Corporation in accordance with the terms thereof and for issuance pursuant to exercise of outstanding stock options or pursuant to other contractual obligations, there will be authorized and unissued a number of shares equal to at least the number of CSEs outstanding ("Stockholder Approval"), each issued and outstanding CSE will be automatically and without any further action by the holders thereof or the Corporation, converted into one (1) share of Common Stock. Upon such conversion, each outstanding certificate representing CSEs will be deemed to represent the equivalent number of shares of Common Stock, subject to the right of holders of CSEs to receive certificates representing shares of Common Stock pursuant to Section 5(c).

                      (ii) In the event that the Stockholder Approval is not obtained on or prior to June 1, 1997, each issued and outstanding CSE on that date will be automatically and without any further action by the holders thereof converted into that number of shares (or fractions of shares) of the Corporation's Series B Junior Convertible Preferred Stock ("Series B Preferred Shares") equal to the Share Value of such CSE (as defined below) of the CSE divided by $10,000. Upon such conversion, each outstanding certificate representing CSEs will be deemed to represent the number of Series B Preferred Shares into which such CSE has been converted, subject to the right of holders of CSEs to receive certificates representing Series B Preferred Shares pursuant to Section 5(c).

                      (iii) For purposes of this Certificate of Designation:

                            (A) the term "Share Value" shall mean the average of the Closing Prices of the Common Stock for the 10 Trading Days prior to the date of initial issuance of CSEs.

                            (B) the term "Closing Price," on any Trading
          Day, shall mean the last reported sale price, or in case no such sale takes place on such day, the average of the closing bid and asked prices, for the Common Stock.

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                            (C) the term "Trading Day" shall mean (1) a day
          on which the Common Stock is traded on the principal stock exchange on which the Common Stock has been listed, or (2) if the Common Stock is not listed on any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the Nasdaq National Market System, or (3) if the Common Stock is not listed on any stock exchange or traded on the Nasdaq National Market System, a day on which the Common Stock is traded in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).


                  (b) Common Stock and Series B Preferred Shares. The Common Stock and Series B Preferred Shares, as applicable, to be issued upon conversion hereunder shall be fully paid and nonassessable.

                  (c) Procedures for Conversion. (i) In order to receive certificates representing shares of Common Stock or Series B Preferred Shares, as applicable, the holder thereof shall surrender the certificate or certificates representing CSEs, duly endorsed for transfer, at any time during normal business hours, to the Corporation at its principal or at such other office or agency then maintained by it for such purpose (the "Payment Office"), accompanied (if so required by the Corporation or any conversion agent) by an instrument of transfer, in form reasonably satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or by his duly authorized attorney, and any cash payment required pursuant to Section 5(c)(ii). As promptly as practicable after the surrender for conversion of any CSE in the manner provided in the preceding sentence, and the payment in cash of any amount required by the provisions of Section 5(c)(ii), the Corporation will deliver or cause to be delivered at the Payment Office to or upon the written order of the holder of such shares, certificates representing the number of shares of Common Stock or Series B Preferred Shares, as applicable, issuable upon such conversion, issued in such name or names as such holder may direct.

                      (ii) The issuance of certificates for shares of Common Stock or Series B Preferred Shares, as applicable, upon conversion shall be made without charge for any issue, stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of record of the shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

                  (d) Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of CSEs shall be deemed given five days after such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation, or the next business day after such notice is delivered to a recognized overnight courier service with next-business day delivery specified.


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                  (e)      Reorganization, Merger or Sale of the Corporation.
Notwithstanding any other provision hereof, so long as the CSEs are outstanding, in case of (A) any reorganization or any reclassification of the capital stock of the Corporation or (B) any merger of the Company, that in any such case results in the Common Stock being converted into other securities or property, or the right to receive other securities or property, then provision shall be made so that, upon consummation of such reorganization, reclassification or merger, each CSE shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of a share of Common Stock would have been entitled assuming conversion on the record date for such transaction.

                  (f)      Adjustments.

                           (i) Stock Dividends; Stock Splits; Reverse Stock Splits. If, while the CSEs are outstanding, the Corporation (i) subdivides (by stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares or
         (ii) combines (by reverse stock split, reclassification or otherwise) its outstanding shares of Common Stock into a smaller number of shares, each CSE shall automatically and without further action by the Corporation or any Holder be similarly subdivided or combined, and the Share Value shall be correspondingly adjusted. Each outstanding certificate representing CSEs shall thenceforth be deemed to represent that number of CSEs necessary to reflect such subdivision or combination.

                           (ii) Distributions to Stockholders. In case, while the CSEs are outstanding, the Corporation shall issue to holders of its Common Stock rights, options, warrants or convertible or exchangeable securities (collectively, the "rights") entitling them to subscribe for or purchase Common Stock, then each CSE shall receive the same rights as each share of Common Stock. No distribution of rights shall be made unless the distributions required by the previous sentence have been or contemporaneously are distributed with respect to the CSEs.

                           (iii) Notice of Adjustment. Whenever an adjustment is made, as herein provided, the Corporation shall deliver to the holders a certificate of a firm of independent public accountants selected by the Board of Directors of the Corporation (who may be the regular accountants employed by the Corporation) setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made and shall promptly mail by first class mail, postage prepaid, to each holder notice of such adjustment or adjustments.

                  (g) Status of Converted Shares. Upon conversion, all shares of Common Stock Equivalent Convertible Preferred Stock shall be retired and thereafter have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or a duly authorized committee thereof.

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         6.       REDEMPTION

         The CSEs shall not be redeemable.

         7.       PREEMPTIVE RIGHTS.

         No shares of Common Stock Equivalent Convertible Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.





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